EXHIBIT 99.1

FreightCar America, Inc. Reports First Quarter 2020 Results

‘Back to Basics’ transformational actions and focus on protecting liquidity position Company to navigate pandemic

CHICAGO, May 11, 2020 (GLOBE NEWSWIRE) -- FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the first quarter ended March 31, 2020.

Business Highlights

  First quarter revenue of $5.2 million on deliveries of 11 units
  First quarter net loss of $16.9 million, or $1.29 per diluted share, compared to a net loss of $1.12 per diluted share in the first quarter of 2019
  Total cash, cash equivalents, restricted cash equivalents, marketable securities and restricted certificates of deposit of $60.5 million at March 31, 2020
  First quarter backlog totaled 1,939 railcars, up from 1,650 railcars at year-end 2019, with an aggregate value of approximately $221 million
  Company continues to prioritize employee and community safety, and adhere to pre-established safety protocols
  Company is still planning to be in production at its Castaños, Mexico facility by the end of 2020
  Due to the increased uncertainty caused by the COVID-19 pandemic, the Company is withdrawing its guidance for fiscal 2020

“First and foremost, I would like to thank all of our employees for their commitment to health and safety in these unprecedented times. Safety has always been our number one priority, and I am extremely proud of the team’s ability to respond in this environment, while continuing to meet the needs of our customers,” said Jim Meyer, President and Chief Executive Officer of FreightCar America. “There are a number of unknowns as we move through the challenges of this pandemic, but there are several items that give our team comfort right now. The ‘Back to Basics’ transformational strategy we have adhered to over the last two-and-a-half years is proving critical in this environment. We significantly improved our cost structure and manufacturing footprint, both of which position our business to capitalize on market upcycles and, just as importantly, compete and survive during tough industry conditions.”

Meyer added, “We were obviously disappointed with our delivery figures for the quarter, a result of timing and weakness in the backlog, line startups in the quarter and lost production days at the end of the quarter due to COVID-19. However, our Shoals facility is back in production, and based on what we know today, we expect deliveries to ramp up as we move through the year. Our backlog increased sequentially, and we’ve seen no order cancellations to date. We understand we are in a very uncertain world, and we are planning for a number of possible scenarios as we move forward. We are also on track with the build-out of our Mexico facility, and our goal remains to be in production by the end of 2020. We expect industry conditions to be very competitive over the next few years, and being able to produce cars in Mexico will be more important than ever. Finally, we will continue to balance the needs of transforming our company and navigating difficult industry conditions in order to preserve capital and protect our franchise.”

First Quarter Results

  Consolidated revenues were $5.2 million in the first quarter of 2020 compared to $70.7 million in the same quarter of 2019. The Company delivered 11 railcars in the first quarter of 2020, compared to 641 railcars delivered in the first quarter of 2019.

  The Company had a backlog totaling 1,939 railcars on March 31, 2020, valued at approximately $221 million.

  Consolidated operating loss for the first quarter of 2020 was $17.1 million, compared to an operating loss of $14.5 million for the first quarter of 2019. This quarter’s operating loss included a $0.9 million restructuring charge related to the closure of the Roanoke facility.

  Net loss in the first quarter of 2020 was $16.9 million, or $1.29 per diluted share, compared to net loss of $14.0 million, or $1.12 per diluted share, in the first quarter of 2019.

First Quarter 2020 Conference Call & Webcast Information

The Company will host a conference call and live webcast on Monday, May 11, 2020 at 11:00 a.m. (Eastern Daylight Time) to discuss its first quarter 2020 financial results. Investors, analysts, and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call, available on the Company’s website at:

https://attevent.webcasts.com/starthere.jsp?ei=1316290&tp_key=c25bd24d9c

Interested parties may also participate in the call by dialing (877) 692-8957, and using confirmation number 8606324.  Please dial in approximately 10 to 15 minutes prior to the start time of the call to ensure your participation. An audio replay of the conference call will be available beginning at 2:00 p.m. (Eastern Daylight Time) on May 11, 2020 until 12:00 a.m. (Eastern Daylight Time) on June 12, 2020.  To access the replay, please dial (866) 207-1041 or (402) 970-0847.  The replay pass code is 8676330.  An audio replay of the call will be available on the Company’s website within two days following the earnings call.

About FreightCar America

FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts and leases freight cars through its FreightCar America Leasing Company subsidiaries. FreightCar America designs and builds high-quality railcars, including bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars, boxcars and coal cars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Grand Island, Nebraska; Johnstown, Pennsylvania; and Shanghai, People’s Republic of China. More information about FreightCar America is available on its website at www.freightcaramerica.com.

Forward-Looking Statements

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: risks relating to the Shoals facility, including the facility not meeting internal assumptions or expectations and unforeseen liabilities from Navistar; the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and other competitive factors. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

FreightCar America, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31, 2020	December 31, 2019
Assets	(in thousands, except for share and per share data)
Current assets
Cash, cash equivalents and restricted cash equivalents	$60,484	$66,257
Restricted certificates of deposit	-	3,769
Accounts receivable, net of allowance for doubtful accounts of $161 and $91, respectively	5,718	6,991
Inventories, net	41,121	25,092
Income tax receivable	1,022	535
Other current assets	8,309	7,035
Total current assets	116,654	109,679
Property, plant and equipment, net	39,285	38,564
Railcars available for lease, net	38,647	38,900
Right of use asset	55,517	56,507
Other long-term assets	999	1,552
Total assets	$251,102	$245,202

Liabilities and Stockholders’ Equity
Current liabilities
Accounts and contractual payables	$19,653	$11,713
Accrued payroll and other employee costs	632	1,389
Reserve for workers' compensation	3,274	3,210
Accrued warranty	8,076	8,388
Customer deposits	22,515	5,123
Deferred income state and local incentives, current	2,219	2,219
Lease liability, current	14,932	14,960
Other current liabilities	3,275	2,428
Total current liabilities	74,576	49,430
Long-term debt	10,200	10,200
Accrued pension costs	6,258	6,510
Deferred income state and local incentives, long-term	4,167	4,722
Lease liability, long-term	52,108	53,766
Other long-term liabilities	3,443	3,420
Total liabilities	150,752	128,048
Stockholders’ equity
Preferred stock	-	-
Common stock	133	127
Additional paid in capital	83,374	83,027
Treasury stock, at cost	(1,124)	(989)
Accumulated other comprehensive loss	(10,639)	(10,780)
Retained earnings	28,877	45,824
Total FreightCar America stockholders' equity	100,621	117,209
Noncontrolling interest in JV	(271)	(55)
Total stockholders' equity	100,350	117,154
Total liabilities and stockholders’ equity	$251,102	$245,202

FreightCar America, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2020	2019
	(in thousands, except for share and per share data)
Revenues	$5,197	$70,708
Cost of sales	14,000	77,557
Gross loss	(8,803)	(6,849)
Selling, general and administrative expenses	7,410	7,667
Restructuring and impairment charges	880	-
Operating loss	(17,093)	(14,516)
Interest expense and deferred financing costs	(296)	(36)
Other income	224	319
Loss before income taxes	(17,165)	(14,233)
Income tax benefit	(2)	(201)
Net loss	(17,163)	(14,032)
Less: Net loss attributable to noncontrolling interest in JV	(216)	-
Net loss attributable to FreightCar America	$(16,947)	$(14,032)

Net loss per common share attributable to FreightCar America- basic and diluted	$(1.29)	$(1.12)
Weighted average common shares outstanding - basic and diluted	12,366,880	12,337,013

FreightCar America, Inc.
Segment Data
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenues:
Manufacturing	$2,940	$67,595
Corporate and Other	2,257	3,113
Consolidated revenues	$5,197	$70,708

Operating (loss) income:
Manufacturing	$(11,800)	$(9,637)
Corporate and Other	(5,293)	(4,879)
Consolidated operating loss	(17,093)	(14,516)

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities	(in thousands)
Net loss	$(17,163)	$(14,032)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Non-cash restructuring and impairment charges	312	-
Depreciation and amortization	3,013	3,206
Amortization expense - right-of-use leased assets	990	3,202
Recognition of deferred income from state and local incentives	(555)	(554)
Stock-based compensation recognized	227	689
Other non-cash items, net	1,868	(736)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	1,273	8,928
Inventories	(17,809)	12,591
Other assets	(1,273)	(2,355)
Accounts and contractual payables	7,521	(4,516)
Accrued payroll and employee benefits	(654)	359
Income taxes receivable/payable	(8)	(200)
Accrued warranty	(312)	1,736
Lease liability	(1,686)	(5,037)
Customer deposits	17,392	(1,719)
Other liabilities	1,051	259
Accrued pension costs and accrued postretirement benefits	(214)	(114)

Net cash flows (used in) provided by operating activities	(6,027)	1,707
Cash flows from investing activities
Purchase of restricted certificates of deposit	-	(1,117)
Maturity of restricted certificates of deposit	3,769	4,400
Purchase of securities held to maturity	-	(1,986)
Proceeds from maturity of securities	-	18,025
Purchase of property, plant and equipment	(3,670)	(760)
Proceeds from sale of property, plant and equipment and railcars available for lease	164	-

Net cash flows provided by investing activities	263	18,562
Cash flows from financing activities
Employee stock settlement	(9)	(59)
Deferred financing costs	-	(280)
Net cash flows used in financing activities	(9)	(339)
Net (decrease) increase in cash and cash equivalents	(5,773)	19,930

Cash, cash equivalents and restricted cash equivalents at beginning of period	66,257	45,070

Cash, cash equivalents and restricted cash equivalents at end of period	$60,484	$65,000
Supplemental cash flow information
Interest paid	$143	$15
Income tax refunds received	$-	$-
Income tax paid	$-	$-

INVESTOR & MEDIA CONTACT	Josh Littman or Chris Hodges
TELEPHONE	312-445-2870